[DESCRIPTION]  Price Waterhouse LLP Tests Of Operating
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                                                                        APPENDIX
                                                                   (Page 1 of 2)

             PRICE WATERHOUSE LLP TESTS OF OPERATING EFFECTIVENESS


                    VAN KAMPEN AMERICAN CAPITAL MUTUAL FUNDS
               NET ASSET VALUE ("NAV") AND DIVIDEND/DISTRIBUTION
                   DETERMINATION FOR MULTIPLE CLASS OF SHARES



The following are the tests of operating effectiveness which we performed with respect to the Fund's use of the Multiple Class System. We randomly selected days throughout the year ended September 30, 1995, in which to test the operating effectiveness of the Fund's policies and procedures. In addition, we tested the net investment income and capital gain distributions for the Fund. Finally, we reviewed the disclosures of the Fund as included in the September 30, 1995 financial statements. Our performance of the tests of operating effectiveness, described below, did not result in any exceptions.


                                               Price Waterhouse LLP
              Control Objective             Tests of Operating Effectivenes
              -----------------             --------------------------------
1. That the direct expenses attributable    For the days selected, we
   to each class of shares are correctly    obtained the Worksheet and
   recorded in the Fund accounting          related trial balances and
   records as charged to each class of      noted full completion and
   shares.                                  evidence of approval and
                                            performed the following procedures:

                                            o  We recalculated the relative
                                               class allocation percentages
2. That income, other operating expenses       (i.e., "% of Net Assets by Class"
   and realized and unrealized                 and "% of Dividend Assets by
   gains/losses are allocated properly         Class").  To arrive at these
   to each class of shares based upon          allocation percentages, we agreed
   the relative "% of Net Assets by            the components of the calculation
   Class", or the relative "% of Dividend      to the Fund's primary accounting
   Assets by Class", as appropriate.           records.

                                            o  We agreed income, fund-level
                                               operating expenses, and realized
                                               and unrealized gain/loss amounts,
                                               as listed on the Worksheet, to
                                               the Fund's primary accounting
                                               records.

                                            o  We recomputed the allocation
                                               of income, fund-level operating
                                               expenses and realized and
                                               unrealized gain/loss amounts to
                                               each share class based upon the
                                               relative "% of Net Assets by
                                               Class" or the relative "% of
                                               Dividend Assets by Class",
                                               as appropriate.
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                                                      APPENDIX
                                                    (Page 2 of 2)


                                                  Price Waterhouse LLP
             Control Objective               Tests of Operating Effectiveness
             -----------------               --------------------------------
                                            o  We recalculated the Adviser's
                                               fee for the Fund by using the
                                               beginning of the day's total
                                               net assets of the Fund
                                               multiplied by the daily rate
                                               per the Fund's prospectus.

                                            o  We recalculated the class-level
                                               12b-1 fees for the Fund which
                                               represented the current-day
                                               accrual calculated using the
                                               beginning of day's net assets
                                               attributable to each class
                                               based on the respective class
                                               rate per the Fund's prospectus.

                                            o  We agreed the capital
                                               stock activity for each
                                               respective class to the
                                               primary accounting records.

                                            o  We recalculated NAV per share
                                               by class by dividing the ending
                                               total net assets applicable to
                                               a class by the number of shares
                                               outstanding relating to that
                                               class.

3.  That the dividend rates and daily NAV   o  For the distributions selected
    per share for each class of shares         for testing, we recalculated
    reflect the proper allocation of           the distribution rates for
    income, expense, gain and loss             each class of shares and
    amounts, and the proper amount of any      determined that they reflected
    direct expenses charged to each class      the proper allocation of
    of shares.                                 income, expense, gain and
                                               loss amounts, and the proper
                                               amount of any direct expenses
                                               charged to each class of
                                               shares.  We agreed periodic
                                               distribution rates to
                                               memoranda received from
                                               management or to the Fund's
                                               Prospectus.

4.  That the financial statements of each   o  We read the Fund's financial
    Fund reflect appropriate disclosures       statements included in the
    for each class of shares.                  September 30, 1995 Annual Report,
                                               concluding that the financial
                                               statement disclosures relating
                                               to the Multiple Class System
                                               complied in all material
                                               respects with generally
                                               accepted accounting principles
                                               and the Fund's exemptive order.




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